News Release: IMMEDIATE RELEASE

For further information, contact:
Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, CFO	812.379.7603
Conference call, 12:00 P.M., EST April 29, 2005	866.406.3488

Available post-call on: Replay available at 877.213.9653 (passcode 11563078#) and at http://www.irwinfinancial.com/ir-set.html

IRWIN FINANCIAL CORPORATION ANNOUNCES
FIRST QUARTER 2005 EARNINGS

  First Quarter Net Income of $0.13 per Diluted Share;
  Reflects Loss in Mortgage Segment, GAAP Cap on Servicing Asset, and Modest Loan Growth;
  Credit Quality Continues Strong;
  Improved Performance Versus Prior Guidance Due to Improved Home Equity Results

(Columbus, IN, April 29, 2005) Irwin Financial Corporation (NYSE: IFC), a bank holding company focusing on mortgage banking, small business and home equity lending, today announced net income for the first quarter of 2005 of $3.6 million or $0.13 per diluted share. This compares with net income of $14.4 million or $0.48 per diluted share in the fourth quarter of 2004. The decline is largely attributable to a reduction in net income from mortgage banking operations. Return on average equity totaled 2.9 percent compared to 11.7 percent a year earlier.

In a previous press release, the company had stated that it expected a small loss in the quarter. The change to a profit resulted from updated estimates of the value of incentive servicing fee agreements at the home equity line of business made during the closing process.

"We are obviously disappointed with our performance in mortgage banking," noted Irwin Financial Chairman Will Miller. "Like many in the industry, we have found it difficult to reduce the size of operations after the refinance boom of 2001-2003 in a rapid enough fashion to align with the reduced margins of the past several quarters. In addition, the direction of interest rates started the quarter by declining rapidly, leading us to reposition our hedges. Rates then rose approximately three quarters of a percent over the last half of the quarter, driving our servicing values over the "lower of cost or market" cap in GAAP that caused us to book hedge losses greater than the amount by which we could have otherwise recognized increases in servicing values. The economic value of our servicing rights continued to rise and would have offset the hedge losses had we been allowed to book the increase in value under GAAP. We have implemented a number of difficult and painful actions in our mortgage banking business that should bring it back to profitability. These steps include a strategic paring of our production operation to focus on our traditional strengths in first-time and emerging market homebuyers and selective servicing sales."

"At the same time, we are pleased with the first quarter performance in our other three segments. We had strong origination volumes in the home equity sector and steady growth in the commercial portfolios, coupled with satisfactory overall credit quality."

Miller continued, "In our home equity segment, we sell a portion of our current production on a credit-risk sold basis to manage the balance sheet, but have retained servicing rights to leverage the strength of our servicing operations. Certain buyers of these whole loans have granted us incentive servicing rights in order to align interests by encouraging servicing practices to produce better-than-industry-norm credit performance. SFAS 133 requires we mark certain derivatives associated with these incentive servicing rights to market on a quarterly basis. While we would prefer to limit our mark-to-market activities, we would have to forgo substantial potential economic value by dropping the incentive servicing agreements to do so. We believe the value created in the long-term from these fees will outweigh the negatives of the mark-to-market requirement. Our improved consolidated results for the quarter compared to the expectation we announced in early April resulted from updated forecasts of the value of these incentive servicing agreements. To limit volatility in our capital accounts, we hold dollar-for-dollar capital against these derivatives."

Financial highlights for the period include:

Consolidated Results

	1Q	1Q	Percent Change	4Q	Percent Change
$ in millions, except EPS	2005	2004		2004
Net Interest Income After Provision for Losses	$ 57	$ 51	11%	$ 61	(6)%
Non-Interest Income	46	83	(44)	61	(24)
Total Consolidated Net Revenues	103	134	(23)	121	(15)
Non-Interest Expense	98	100	(2)	97	2
Net Income	4	20	(82)	14	(75)
Earning per Share (diluted)	0.13	0.67	(81)	0.48	(73)

Loans and Leases	3,488	3,222	8	3,450	1
Mortgage Loans Held for Sale	1,054	996	6	891	18
Deposits	3,770	3,309	14	3,395	11
Shareholders' Equity	504	453	11	503	NM
Total Risk-Based Capital Ratio	15.0%	15.3%		15.9%

Return on Average Equity	2.9	18.4		11.7

Consolidated net revenues declined on both a sequential quarter basis and compared with the year earlier quarter. The majority of the declines in each period occurred in our first mortgage segment reflecting a combination of lower loan production, reduced gains on secondary market activities, and reduced net recovery of mortgage servicing impairment.

Our total loan and lease portfolio of $3.5 billion as of March 31, 2005, increased $37 million or 1 percent from the end of the fourth quarter. Our two commercial portfolios increased $75 million or 11 percent on an annualized basis during the quarter, whereas our second mortgage loan portfolio declined $37 million, due to run-off and whole loan sales. However, our loans held for sale in the first and second mortgage segments increased $163 million during the quarter and totaled $1.1 billion at quarter end, up 18 percent from December 31.

Deposits totaled $3.8 billion at March 31, up $375 million or 11 percent from December 31. Average core deposits of $2.2 billion rose at a modest annualized rate of 5 percent during the first quarter, but have increased $458 million or 26 percent during the past year as we continue to shift our funding focus to core deposits from wholesale sources.

We had $504 million or $17.67 per share in common shareholders' equity as of March 31, 2005. At quarter end, our Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 12.0 percent and 15.0 percent, respectively, compared to 11.6 percent and 15.9 percent as of December 31, 2004. The Risk-based Capital Ratio declined principally as a result of loan growth in excess of capital growth.

Nonperforming assets (including other real estate owned of $13 million) were $41 million or 0.75 percent of total assets as of March 31, 2005, down from $45 million or 0.86 percent of total assets at the end of December. Our on-balance sheet allowance for loan and lease losses totaled $45 million as of March 31, up $1 million from the end of the year. The ratio of on-balance sheet allowance for loan and lease losses to nonperforming loans and leases increased to 163 percent at March 31, compared to 132 percent at December 31 principally as the result of one commercial banking credit which moved from non-performing to real estate owned.

Our consolidated loan and lease loss provision totaled $3 million, up $1 million from the fourth quarter of 2004 and compared favorably to net charge-offs, which totaled $2 million, down $4 million from the fourth quarter. The amount of 30-day and greater delinquencies, the ratio of charge-offs to average loans and leases, and the allowance for loan and lease losses to total loans and leases for our principal credit-related portfolios are shown below. In general, despite the rising delinquencies in our commercial portfolios, which we believe are manageable, we are pleased with the recent credit performance of the portfolios and anticipate similar credit results in the near future.

	Commercial Banking	Home Equity Lending On-Balance Sheet[1]	Home Equity Lending Off-Balance Sheet[2]	Commercial Finance
30-Day and Greater Delinquencies
March 31, 2005	0.66%	1.82%	9.38%	1.10%
December 31, 2004	0.11	1.93	11.71	0.70
September 30, 2004	0.24	1.87	10.78	0.95
June 30, 2004	0.19	1.45	9.92	0.88
March 31, 2004	0.29	2.46	8.65	0.86

Annualized Charge-offs
1Q05	0.07%	0.15%	2.98%	0.88%
4Q04	0.10	0.79	4.48	2.67
3Q04	0.11	0.68	3.19	1.47
2Q04	0.15	1.08	4.25	0.87
1Q04	0.24	2.61	6.28	1.12

Allowance to Loans and Leases
March 31, 2005	1.00%	2.05%	2.54%	1.58%
December 31, 2004	1.00	1.92	3.40	1.54
September 30, 2004	1.02	1.97	5.97	2.05
June 30, 2004	1.06	3.16	8.12	2.30
March 31, 2004	1.10	4.08	10.25	2.29
  Home Equity on -balance sheet Allowance to Loans and Leases relates to Loans Held for Investment portfolio only.
  Off-balance sheet loans underlie our residual interests. These loans have been treated as sold under SFAS 140 and have a reserve methodology that reflects life-of-account loss expectations, whereas our policy for on-balance sheet loans requires that we hold loss reserve coverage sufficient for potential losses inherent in the portfolio at the balance sheet date. The figures for reserves in the column labeled "Home Equity Lending Off-Balance Sheet," therefore, are not balance sheet accounts of "allowance for loan and lease losses," but instead represent the percentage of undiscounted losses assumed in our residual valuation relative to the underlying loan balances supporting the residual interests.

Segment Results

Net income by line of business is shown below, with additional detail available in the segment summary tables at the end of this release and in our Form 10-Q.
Net Income ($ in millions)	1Q	1Q	Percent Change	4Q	Percent Change
	2005	2004		2004
Mortgage Banking	$ (9.6)	$ 9.7	NM	$ 1.0	NM
Commercial Banking	5.5	5.4	1	6.7	(19)
Home Equity	6.9	6.6	4	6.4	8
Commercial Finance	0.7	(0.3)	NM	1.1	(36)
Other Segments, Including Parent	0.1	(1.1)	NM	(0.8)	NM
Consolidated Net Income	3.6	20.3	(82)	14.4	(75)

 Mortgage banking recorded a net loss of $9.6 million, compared to earnings of $9.7 million a year earlier. These results reflect servicing hedge costs in excess of servicing impairment recovery of $15 million, compared with a net recovery of $10 million in the year earlier as well as significantly reduced secondary market loan margins.

The majority of the hedge losses occurred as interest rates rose rapidly toward the end of the quarter. This increase in rates resulted in hedge losses that exceeded our servicing asset impairment reversal, which is capped under GAAP at the lower-of-cost-or-market (LOCOM). By the end of the quarter, the market value of our first mortgage servicing asset had increased in value to $26 million more than the LOCOM-capped carrying value. Therefore, absent this LOCOM cap, our economic, non-GAAP impairment reversal, net of hedge costs, would have been approximately $11 million. We do not seek hedge accounting under SFAS 133 due to the insufficient short-term correlation between mortgages and hedging instruments. During the first quarter, we recorded $1 million of revenue related to a sale of $1 billion in servicing assets, a $7 million sequential quarter decline. To further reduce our risk of future servicing asset impairment, we intend to make selective servicing sales later in the year.

We originated $2.8 billion of mortgage loans during the quarter, recording net origination fees and gains on sales of $25 million, compared with $3.5 billion of originations and $34 million of gains during the fourth quarter.

As previously announced, during the quarter, we sold certain retail and credit union channel branches which no longer fit our growth strategy. Exit costs attributed to these sales totaled approximately $1.2 million; we anticipate modest additional costs will be incurred in the second quarter as these transactions are finalized. We anticipate that we will recognize some incremental revenue over the next three years as part of an earn-out based remuneration for these branches.

Commercial banking net revenues were largely unchanged from the fourth quarter. Net income of $5.5 million for this segment was a decline of $1.3 million from the prior quarter principally reflecting increased personnel expenses related to recent new office expansions in Sacramento and Southern California.

Deposit growth of $294 million outpaced loan portfolio growth of $56 million. Net interest margin was 3.75 percent during the quarter, down from 3.81 percent during the fourth quarter, reflecting temporary investment of excess deposits in lower yielding investments and an increase in internally allocated coupon-bearing capital. We anticipate stronger loan growth in the second quarter and with that growth, believe both net interest income and margin will expand, aided by our strong deposit growth.

Credit quality continues to be strong, notwithstanding an increase in thirty-day and greater delinquencies to 0.66 percent at March 31. The increase in delinquencies was attributable to three commercial credits, each of which we believe to have minimal loss exposure. Our loan and lease loss provision of $1.0 million increased modestly during the quarter and compared to charge-offs of only $0.4 million. We anticipate our quarterly provision will increase modestly in 2005 as loan growth continues.

Net income in our home equity segment totaled $6.9 million, up from $6.4 million during the fourth quarter. As noted in the table above, credit quality continues to show improvement.

Loan originations totaled $430 million in the first quarter, up 28 percent from $335 million in the fourth quarter. We sold $322 million of loans during the quarter, for a net gain on sale of $8 million. Our loan and lease loss provision of $0.4 million compared to net charge-offs of $0.3 million.

Our residual interests totaled $46 million at March 31, down from $52 million at December 31. We recorded $0.5 million in residual trading gains during the quarter, compared to $10 million during the fourth quarter.

In addition, we recorded $10.5 million of other revenues during the quarter related to increased valuations of our incentive servicing fee derivatives. These derivatives are created through certain whole loan sales transactions (credit risk sold) and have value when our servicing and collections practices exceed industry-based credit standards. At March 31, 2005, we discounted these derivatives at rates between 30 and 40 percent, taking into consideration a variety of factors, including volatility of anticipated cash flow, credit quality, loan-to-value ratio, and anticipated prepayment speeds. We service $0.9 billion of loans for third parties on which we own incentive servicing rights and carry those incentive rights at $13.7 million as of March 31. Please see the MD&A of our home equity segment in our 10-Q filing for more detail.

Our commercial finance line of business earned $0.7 million in the first quarter, a $0.4 million decline as compared to the fourth quarter. The decline in quarterly net income was largely attributable to a one-time increase in non-interest expenses related to our resolution of a contract dispute.

Loan and lease fundings totaled $83 million during the quarter compared to $115 million in the fourth quarter. Our loan and lease portfolio in this segment now totals $644 million, a $19 million increase from December 31. Net interest margin declined modestly to 4.85 percent, from 4.95 percent during the fourth quarter.

Our loan and lease loss provision in this segment totaled $2.1 million during the quarter, up modestly from $2.0 million in the fourth quarter. Net charge-offs declined on a sequential quarter basis by $2.6 million or 65 percent to $1.4 million, largely reflecting an elevated level in our commercial finance segment during the fourth quarter. Our thirty-day and greater delinquency ratio in this segment increased to 1.10 percent from 0.70 percent as of December 31. Our non-performing assets increased approximately 3 percent to $4 million.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business - Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation and Irwin Commercial Finance - provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements and estimates that are based on management's expectations, estimates, projections, and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements, which may include, among other things:

  statements and assumptions relating to projected growth in our earnings, projected loan originations, net interest and margins, and the relative performance of our lines of business;
  statements and assumptions relating to projected trends or potential changes in our asset quality, loan delinquencies, charge-offs, reserves and asset valuations, including valuations of our servicing portfolio and incentive servicing fee derivatives; and
  any other statements that are not historical facts.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the success of our interest rate risk management strategies; staffing fluctuations in response to product demand; the relative profitability of our lending operations; the valuation and management of our servicing and derivatives portfolios, including assumptions we embed in the valuation and short-term swings in the valuation of such portfolios due to quarter-end movements in secondary market interest rates which are inherently volatile; borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality of our loan assets; unanticipated deterioration in or changes in estimates of the carrying value of our other assets, difficulties in delivering loans to the secondary market as planned; difficulties in expanding our business and obtaining funding as needed; competition from other financial service providers for experienced managers as well as for customers; changes in the value of companies in which we invest; changes in variable compensation plans related to the performance and valuation of lines of business where we have compensation systems tied to line of business performance; unanticipated outcomes in litigation; legislative or regulatory changes, including changes in tax laws or regulations, changes in the interpretation of regulatory capital rules, changes in consumer or commercial lending rules or rules affecting corporate governance, and the availability of resources to address these rules; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments; or governmental changes in monetary or fiscal policies. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

The Corporation will host a conference call to review results today, April 29, at 1:00 p.m. EDT, 12:00 p.m. EST. The toll-free number for the call is (866) 406-3488; please tell the operator you would like to join the Irwin Financial call. A replay of the call will be available for 48 hours by calling (877) 213-9653, passcode 11563078# and on the Irwin Financial Corporation website at http://www.irwinfinancial.com/ir-set.html.

# # #

IRWIN FINANCIAL CORPORATION
Selected Consolidated Financial Highlights
($'s in thousands, except per share data)
	Q1-2005	Q1-2004	$ Change	% Change	Q4-2004
Net Interest Income	$60,213	$59,203	$1,010	1.7%	$62,959
Provision for Loan and Lease Losses	(3,291)	(8,146)	4,855	59.6	(2,357)
Noninterest Income	46,220	82,454	(36,234)	(43.9)	60,653
Total Net Revenues	103,142	133,511	(30,369)	(22.7)	121,255
Noninterest Expense	98,099	100,436	(2,337)	(2.3)	96,550
Income before Income Taxes	5,043	33,075	(28,032)	(84.8)	24,705
Income Taxes	1,418	12,734	(11,316)	(88.9)	10,281
Net Income	$3,625	$20,341	($16,716)	(82.2)	$14,424

Dividends on Common Stock	$2,851	$2,260	$591	26.2	$2,276

Diluted Earnings Per Share (28,791 Weighted Average Shares Outstanding)	$0.13	$0.67	(0.54)	(80.6)	$0.48
Basic Earnings Per Share (28,462 Weighted Average Shares Outstanding)	0.13	0.72	(0.59)	(81.9)	0.51
Dividends Per Common Share	0.10	0.08	0.02	25.0	0.08

Net Charge-Offs	$2,115	$8,158	($6,043)	(74.1)	$5,757

Performance Ratios - Quarter to Date:
Return on Average Assets	0.3%	1.7%			1.0%
Return on Average Equity	2.9%	18.4%			11.7%

	March 31,	March 31,			December 31,
	2005	2004	$ Change	% Change	2004
Loans Held for Sale	$1,053,871	$996,219	$57,652	5.8%	$890,711
Loans and Leases in Portfolio	3,487,697	3,222,296	265,401	8.2	3,450,440
Allowance for Loan and Lease Losses	(45,428)	(63,681)	18,253	28.7	(44,443)
Total Assets	5,565,481	5,146,170	419,311	8.1	5,239,341
Total Deposits	3,770,415	3,309,007	461,408	13.9	3,395,263
Shareholders' Equity	503,849	453,185	50,664	11.2	502,644
Shareholders' Equity available to Common Shareholders (per share)	17.67	16.04	1.63	10.2	17.67
Average Equity/Average Assets	9.3%	9.1%			9.0%
Tier I Capital	$657,468	$585,287	$72,181	12.3	$641,079
Tier I Leverage Ratio	12.0%	11.8%			11.6%
Total Risk-based Capital Ratio	15.0%	15.3%			15.9%
Nonperforming Assets to Total Assets	0.75%	0.87%			0.86%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Mortgage Banking	Q1-2005	Q1-2004	$ Change	% Change	Q4-2004
Net Interest Income	$7,723	$8,662	($939)	(10.8)%	$10,179
Recovery of (Provision for) Loan Losses	189	107	82	76.6	(178)
Gain on Sales of Loans	24,973	42,782	(17,809)	(41.6)	34,169
Gain on Sale of Servicing	1,185	6,489	(5,304)	(81.7)	7,824
Loan Servicing Fees, Net of Amortization Expense	4,415	(1,411)	5,826	412.9	5,123
Recovery (Impairment) of Servicing Assets, Net of Hedging	(14,895)	10,168	(25,063)	(246.5)	(13,853)
Other Revenues	2,184	1,839	345	18.7	1,341
Total Net Revenues	25,774	68,636	(42,862)	(62.4)	44,605

Salaries, Pension, and Other Employee Expense	23,868	29,528	(5,660)	(19.2)	26,299
Other Expenses	17,541	22,941	(5,400)	(23.5)	15,813
Income Before Income Taxes	(15,635)	16,167	(31,802)	(196.7)	2,493
Income Taxes	(6,018)	6,435	(12,453)	(193.5)	1,526
Net Income	($9,617)	$9,732	($19,349)	(198.8)	$967

Total Mortgage Loan Originations:	$2,812,411	$2,930,716	($118,305)	(4.0)	$3,460,886
Percent retail	16%	23%			16%
Percent wholesale	36%	43%			30%
Percent brokered	11%	9%			11%
Percent correspondent	37%	25%			43%
Refinancings as a Percentage of Total Originations	54%	61%			52%

	March 31,	March 31,			December 31,
	2005	2004	$ Change	% Change	2004
Owned Servicing Portfolio Balance	$24,458,656	$29,563,330	($5,104,674)	(17.3)%	$26,196,627
Weighted average interest rate	5.72%	5.73%			5.75%
Delinquency ratio (30+ days):	3.46%	2.74%			4.59%
Conventional	2.01%	1.57%			2.94%
Government	5.67%	5.41%			7.43%
Loans held for sale	$727,310	$781,224	(53,914)	(6.9)	$662,832
Servicing Asset	336,555	298,486	38,069	12.8	319,225

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business
($'s in thousands)
Home Equity Lending	Q1-2005	Q1-2004	$ Change	% Change	Q4-2004
Residual Asset Interest Income	$2,340	$3,258	($918)	(28.2)%	$2,615
Net Interest Income - Unsold Loans and Other	18,092	21,438	(3,346)	(15.6)	19,146
(Provision for) Recovery of Loan Losses	(371)	(5,899)	5,528	93.7	592
Trading Gains	480	4,641	(4,161)	(89.7)	9,536
Gain on Sales of Loans, Including Points and Fees	8,268	8,689	(421)	(4.8)	9,017
Servicing Income, net	2,419	3,064	(645)	(21.0)	2,675
Other Revenues	11,537	1,261	10,276	814.9	1,360
Total Net Revenues	42,765	36,452	6,313	17.3	44,941

Salaries, Pension, and Other Employee Expense	21,069	16,126	4,943	30.7	23,031
Other Expense	10,152	9,260	892	9.6	10,457
Income Before Income Taxes	11,544	11,066	478	4.3	11,453
Income Taxes	4,624	4,433	191	4.3	5,064
Net Income	$6,920	$6,633	$287	4.3	$6,389

Loan Volume	$429,614	$306,877	$122,737	40.0	$334,838
Loans Sold	322,054	202,432	119,622	59.1	469,683
Net Charge-offs (Loans Held for Investment)	336	5,694	(5,358)	(94.1)	1,257

	March 31,	March 31,			December 31,
	2005	2004	$ Change	% Change	2004
Home Equity Loans Held for Sale	$325,719	$213,864	$111,855	52.3%	$227,740
Home Equity Loans Held for Investment	553,310	721,685	(168,375)	(23.3)	590,175
Allowance for Loan and Lease Losses	(11,364)	(29,456)	18,092	61.4	(11,330)
Residual Asset	45,900	68,692	(22,792)	(33.2)	51,542
Servicing Asset	46,765	30,870	15,895	51.5	44,000
Managed Portfolio	1,159,076	1,473,356	(314,280)	(21.3)	1,147,137
Delinquency Ratio (30+ days)	3.69%	4.72%			4.76%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Commercial Banking	Q1-2005	Q1-2004	$ Change	% Change	Q4-2004
Net Interest Income	$24,560	$20,546	$4,014	19.5%	$24,513
Provision for Loan and Lease Losses	(1,000)	(1,200)	200	16.7	(750)
Other Revenues	4,381	4,776	(395)	(8)	4,590
Total Net Revenues	27,941	24,122	3,819	15.8	28,353

Salaries, Pension, and Other Employee Expense	11,947	9,322	2,625	28.2	10,311
Other Expenses	6,808	5,761	1,047	18.2	6,778
Income Before Income Taxes	9,186	9,039	147	1.6	11,264
Income Taxes	3,717	3,622	95	2.6	4,544
Net Income	$5,469	$5,417	$52	1.0	$6,720

Net Charge-offs	$412	$1,170	($758)	(64.8)	$565
Net Interest Margin	3.75%	3.79%			3.81%

	March 31,	March 31,			December 31,
	2005	2004	$ Change	% Change	2004
Securities and Short-Term Investments	$493,251	$210,647	$282,604	134.2%	$327,664
Loans and Leases	2,279,907	2,007,917	271,990	13.5	2,223,474
Allowance for Loan and Lease Losses	(22,819)	(22,086)	(733)	(3.3)	(22,230)

Interest-Bearing Deposits	2,352,569	1,800,571	551,998	30.7	2,095,644
Noninterest-Bearing Deposits	331,888	281,986	49,902	17.7	295,195

Delinquency Ratio (30+ days):	0.66%	0.29%			0.11%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Commercial Finance	Q1-2005	Q1-2004	$ Change	% Change	Q4-2004
Net Interest Income	$7,612	$6,754	$858	12.7%	$7,392
Provision for Loan and Lease Losses	(2,110)	(1,153)	(957)	(83.0)	(2,021)
Other Revenues	1,908	448	1,460	325.9	1,838
Total Net Revenues	7,410	6,049	1,361	22.5	7,209

Salaries, Pension, and Other Employee Expense	3,948	3,362	586	17.4	3,848
Other Expenses	2,238	836	1,402	167.7	759
Income Before Income Taxes	1,224	1,851	(627)	(33.9)	2,602
Income Taxes	528	2,144	(1,616)	(75.4)	1,520
Net Income (Loss)	$696	($293)	$989	337.5	$1,082

Net Charge-Offs	$1,368	$1,294	$74	5.7	$3,932
Loans sold	12,403	7,694	4,709	61	9,313
Net Interest Margin	4.85%	5.74%			4.95%
Total Fundings of Loans and Leases	$83,362	$71,652	$11,710	16.3	$115,344

	March 31,	March 31,			December 31,
	2005	2004	$ Change	% Change	2004
Investment in Loans and Leases	$644,020	$479,364	$164,657	34.3	$625,140
Allowance for Loan and Lease Losses	(10,186)	(10,962)	776	7.1	(9,624)
Weighted Average Yield	8.77%	9.24%			8.93%
Delinquency ratio (30+ days)	1.10%	0.86%			0.70%